Consulting agreement

January 19, 2004

This Agreement ("Agreement") is made by and between Geocom Resources Inc. ("Geocom"), a Nevada corporation located at 114 West Magnolia Street, Suite 413, Bellingham, WA, 98225, and Roberto Lara, an independent contractor ("Lara"), with an address at Santiago del Estero 61 - Norte, 5400 Ciudad, San Juan, Argentina

WHEREAS Geocom wishes to retain the services of Lara on the terms and conditions contained herein;

THIS AGREEMENT WITNESSETH that in consideration of the premises and mutual covenants and agreements hereinafter contained, and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by the parties hereto), it is agreed by and between the parties hereto as follows:

1. Term

The services of Lara to Geocom shall commence on the 1st day of January 2004 and continue for a term of 1 year. The term of this agreement may be extended by mutual agreement.

2. Duties and Responsibilities

Lara shall provide logistic and Argentine mining regulation advice to Geocom. These duties and responsibilities may be amended from time to time in the sole discretion of the Geocom, subject to formal notification of same being provided to the Consultant.

3. Compensation and Benefits

In consideration of the services to be provided by him hereunder, Geocom agrees to grant to the Contractor such number of stock options to Consultant as the Board of directors considers fair and reasonable, upon such terms and conditions as are set out in the Stock Option Agreement between Geocom and the Consultant and pursuant to the Geocom 2003 Stock Option Plan. Geocom's Stock Option Plan Administrator shall grant and administer such stock option, and Contractor agrees to abide by the rules of the Stock Option Plan, receipt of which is herein acknowledged. Contractor also acknowledges receipt and agreement with Geocom's Insider Trading Policy Rules, a copy of which are hereby provided.

4. Termination of Employment

Either Geocom or Lara may terminate this Agreement without notice for cause. Otherwise, either Geocom or Lara may terminate this Agreement with thirty days notice to the other party

5. Confidentiality

Lara agrees that nonpublic information relating to Geocom is the property of Geocom and the unauthorized disclosure of such information is strictly forbidden. Further, Lara agrees that many of Geocom's Activities are confidential and sensitive in nature, and that disclosure of such Activities could be damaging to Geocom. Accordingly, Lara agrees to maintain the confidentiality of Geocom's Activities unless such disclosure to a legitimate governmental or other authority is required by law. Lara shall notify Geocom of any such lawful demand for disclosure, and allow Geocom to respond to or otherwise mitigate any consequences arising from the demand. Unless otherwise agreed by Geocom, Lara shall maintain the confidentiality of Geocom's Activities, including but not restricted to all data, studies, records, maps, electronic or intellectual information, and results of Lara's Activities in respect of this Agreement affecting Geocom. Following termination of this Agreement, Contractor agrees to maintain confidentiality of all Geocom information for a period of two (2) years.

6. Notice

Any notice required to be given hereunder shall be deemed to have been properly given if delivered personally, or via fax or sent by pre-paid registered mail as follows:

a. to Lara:	Santiago del Estero 61 - Norte 400 Ciudad, San Juan Argentina Fax: 54-264-421-7465
b. to Geocom:	114 West Magnolia Street Suite 413 Bellingham, WA USA 98225 Fax: (360) 733-3941

and if sent by registered mail shall be deemed to have been received on the 4th business day of uninterrupted postal service following the date of mailing. Either party may change its address for notice at any time, by giving notice to the other party pursuant to the provisions of this agreement.

IN WITNESS WHEREOF the parties hereto have caused this agreement to be executed as of the 22nd day of January, 2004.

/s/ John Hiner_______________________________
GEOCOM RESOURCES INC.

/s/ Roberto Lara______________________________
ROBERTO LARA